                                                                    Exhibit 99.2

                               [PARTY CITY LOGO]

                                                                    NEWS RELEASE

                                        Contact:       Linda M. Siluk
                                                       Chief Financial Officer
                                                       (973) 983-0888 Ext. 492

                                         Investors:    Cara O'Brien/Athan Dounis
                                         Media:        Stephanie Sampiere
                                                       FD Morgen-Walke
                                                       (212) 850-5600



          PARTY CITY CORPORATION ANNOUNCES THIRD QUARTER SALES RESULTS
              ~Company Repurchases 450,000 Shares of Common Stock~

     Rockaway, New Jersey, April 11, 2003 - Party City Corporation (Nasdaq:
PCTY), America's largest party goods chain, today announced its sales for the third fiscal quarter ended March 29, 2003.

     Quarterly results

     Net sales for Company-owned stores increased 11.1% to $95.8 million from $86.3 million in the third quarter of the prior fiscal year. Total chain-wide net sales (which include aggregate sales for the collective group of Company-owned and franchise stores) increased 6.0% to $196.8 million from $185.6 million in the comparable period last year. Same-store sales for Company-owned stores decreased 2.4% versus a 13.5% increase for the same period last year. Same-store sales for franchise stores increased 1.7% versus a 9.7% increase in the third quarter of fiscal 2002.

     Nine months results

     Net sales for Company-owned stores increased 12.8% to $348.6 million from $309.0 million in the first nine months of the prior fiscal year. Total chain-wide net sales increased 5.2% to $719.9 million from $684.2 million in the same period of the prior year. Same-store sales for Company-owned stores increased 1.1% versus a 5.8% increase for the comparable period last year. Same-store sales for franchise stores increased 3.3% versus a 4.3% increase for the first nine months of fiscal 2002.

                                    ~ more ~

     The Company's third quarter sales performance reflects a severe winter weather season and a shift in its pre-Easter business into the fourth quarter of fiscal 2003 versus the third quarter last year. Approximately $4 million of sales can be attributed to this calendar shift. During the third quarter, new stores opened in fiscal 2002 and fiscal 2003 have responded positively to new marketing initiatives and are performing on plan. The 13 acquired stores in Seattle have not achieved their sales plan, and Party City continues to aggressively pursue enhanced marketing and operating initiatives in that market.

     Same-store sales for Company-owned and franchise stores are subject to material differences based on the age of the respective stores for each group. New stores historically have had higher same-store comparable sales. Approximately 30% of the comparable franchise stores have less than three full years of comparable sales, as compared to less than 5% of Company stores.

     Stock Repurchase Update

     The Company also announced that during the third quarter it repurchased approximately 450,000 shares of its common stock in the open market under its $15 million stock repurchase program.

     Ralph Dillon, Non-Executive Chairman of the Board of Directors, stated, "The recent stock repurchase underscores the continued commitment of the Company's Board of Directors and management team to enhancing shareholder value and demonstrates our sustained confidence in the Company's long-term prospects. Our strong balance sheet provides us with the financial flexibility to purchase our common stock at attractive levels while continuing to invest in and grow the business."

                                     Quarter ended                           Nine months ended
                                     -------------                           -----------------
($in millions)                    March 29,   March 30,                  March 29,      March 30,
                                  -------     --------                   --------       --------
                                   2003         2002                       2003           2002
N                                  ----         ----                       ----           ----
Total chain-wide net sales        $ 196.8       $ 185.6                   $ 719.9        $ 684.2
--------------------------

Company-owned stores:
--------------------
Net sales                         $  95.8       $  86.3                   $ 348.6        $ 309.0
Same-store sales                   (2.4%)         13.5%                      1.1%           5.8%
Number of Company-owned
stores, end of period                 241           200                       241            200


Franchise stores:
----------------
Same-store sales                    1.7%           9.7%                      3.3%           4.3%
Number of franchise
stores, end of period                241            244                       241            244

     Party City Corporation is America's largest party goods chain and currently operates 241 Company-owned stores and 241 franchise stores. To learn more about the Company, visit the Company's web site at http://www.partycity.com.

                                    ~ more ~

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company's specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

                                     # # #



                                       3